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                                                                      EXHIBIT 99

WHIRLPOOL CORPORATION UPDATES SHARE
PURCHASE RIGHTS PLAN

BENTON HARBOR, MI, April 21, 1998 -- Whirlpool Corporation (NYSE: WHR) today adopted a new share purchase rights plan. The plan involves the distribution of one purchase right for a new series of junior preferred stock for each outstanding share of the company's common stock as of a May 22, 1998 record date.

The new rights plan is designed to strengthen previous provisions aimed at protecting stockholders from unsolicited takeover attempts that may unfairly pressure stockholders and deprive them of the full value of their shares and to help maximize shareholders' long-term investment in Whirlpool Corporation. It guards against partial tender offers, squeeze-outs, open market accumulations and other tactics to gain control of the company without paying all shareholders a full and fair premium value for their shares.

The rights are not being distributed in response to any effort to acquire the company, and the board is not aware of any such effort. However, if at any point in the future another party became interested in such an effort, the plan would encourage it to negotiate with Whirlpool's board of directors prior to attempting a takeover.

The rights plan allows holders of rights to purchase shares in either Whirlpool Corporation or an acquiring party at discounts from market value or permits Whirlpool to exchange common stock for the rights. The plan has four basic provisions.

First, if an acquiror buys 15 percent or more of Whirlpool's stock, the plan allows other shareholders to buy, with each right, additional Whirlpool shares at a 50 percent discount. Second, if Whirlpool is acquired in a merger or other business combination transaction, rights holders will be entitled to buy shares of the acquiring company at a 50 percent discount. Third, if an acquiror buys between 15 percent and 50 percent of Whirlpool's outstanding common stock, the company can exchange part or all of the rights of holders other than the acquiror for shares of the company's stock on a one-for-one basis, or shares of the new junior preferred stock on a one-for-one-thousandth basis. Fourth, before an acquiror buys 15 percent or more of Whirlpool's common stock, the rights are redeemable for one cent per right at the option of the board of directors. This provision permits the board to enter into an acquisition transaction that is determined to be in the best interest of shareholders.

The new plan will become effective on May 22, 1998, and will expire on May 22, 2008. The rights distribution is not taxable to shareholders.

Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in about 140 countries.